Exhibit 10.31

GEMINI

Sammelstiftung zur Förderung der Personalvorsorge

Supplementary Pension Plan of Novelis1)

Pension plan valid as of 1 January 2012

1)	including Novelis Switzerland SA and Novelis AG

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Scope of pension plan

In addition to the General Framework Regulations (GFR) of the GEMINI Sammelstiftung zur Förderung der Personalvorsorge of 9 February 2006, valid as of 1 January 2006, the following detailed provisions shall apply in compliance with the minimum terms as specified by the LOB:

Art. 1	Admission to the insurance

Admission in the pre- and principle insurance	[1] All employees of the company who enter an employment relationship and who earn an annual salary which exceeds the minimum income for enrolment of 6/8 of the maximum OASI retirement pension (CHF 20’880, as at 1 January 2012) must join the Supplementary Insurance Plan on commencement of their employment relationship. Admission to the pre-insurance occurs upon completion of the 17th year of age, and admission to the principle insurance upon completion of the 24th year of age.

Medical examination	[2] Potential employees have to submit a declaration of health. On the basis of these facts the Foundation’s administrative office may request that, at the pension fund’s expense, the employees concerned undergo a medical examination by the Foundation’s appointed medical examiner.

Limiting condition	3 If the medical examination reveals an increased risk, the administrative office can, on the recommendation of the appointed medical examiner, make a time-limited health reservation on the risk benefits.

Art. 2	Insured annual salary

Annual salary	[1] The annual salary equals the fixed annual salary subject to OASI in accordance with the Swiss Federal law governing retirement and survivors’ pension plans, plus regular allowances. The company informs GEMINI of the respective salary amount. Family and child allowances as well as allowances of a non-recurrent or temporary nature are not considered. In the case of insured persons whose degree of employment and income fluctuate substantially, the average relevant annual salary of the respective occupational category is decisive. It is limited to a maximum of CHF 835’200 (thirty times the maximum OASI retirement pension, as at 1 January 2012).

Coordination offset	[2] The coordination offset corresponds to six times the maximum OASI retirement pension (CHF 167’040, as at 1 January 2012).

Insured annual salary	[3] The insured annual salary corresponds to that part of the annual salary that exceeds the coordination offset.

Art. 3	Contributions / purchase of additional benefits

Total contribution	[1] The total contribution is made up of the savings contributions and the additional contributions.

Savings contributions	[2] The savings contributions are used for building the retirement savings assets.

Pension plan valid as of 1 January 2012	2

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Additional contributions	[3] The additional contributions are used to finance the risks of death, disability and longevity, as well as the administrative and other costs of the Pension Fund and the Foundation.

Amount of contribution	[4] The amount of the employer’s and insured person’s contributions is determined as follows:

	Contributions in % of insured annual salary
Age	Savings contributions		Additional contributions		Total
	Employee	Employer	Employee	Employer	Employee	Employer
18 – 24	—	—	1.84	3.69	1.84	3.69
25 – 34	5.0	8.0	1.84	3.69	6.84	11.69
35 – 44	5.0	13.0	1.84	3.69	6.84	16.69
45 – 54	5.0	18.0	1.84	3.69	6.84	21.69
55 – 65 / 64	5.0	23.0	1.84	3.69	6.84	26.69

Payroll deductions	[5] The employer is liable to the Foundation for the total contributions. The employer deducts the employee’s contribution from their salary. The additional contributions and the savings contributions must be transferred to the Foundation on a monthly basis. If the employer is in arrears, the Foundation will demand an appropriate arrears interest.

Exemption from payment of contributions	6 If an insured person is permanently unable to work due to sickness or accident for more than 3 months, the contributions paid by the insured person or the employer are reduced as of the 4th month in accordance with the degree of disability taken as a basis for assessing the disability income.

Purchase of maximum benefits	7 An active insured person who does not achieve the maximum benefits may purchase additional occupational benefits at any time, if in full-time employment and before an insured event occurs. If the insured person has vested benefit savings that they did not need to transfer or if they have drawn prepayments for the purchase of owner-occupied residential property, the maximum purchase amount is reduced by these sums. The calculation of the possible purchase amount is provided in Appendix 1.

Purchase to compensate for the effects of early retirement	8 If an active insured person has fully purchased the missing occupational benefits in accordance with para. 7 they can additionally purchase a part of the reduction in pension benefits for early retirement. The calculation of the possible purchase amount is provided in Appendix 2. The savings capital exceeding the maximum possible amount of the savings capital according to para 7, is to charge.

Pension plan valid as of 1 January 2012	3

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Continued employment following purchase for early retirement

9 At the point where the retirement benefits for early retirement would be 5% higher than those with no purchase, taking into account the purchase amounts made, the following measures come into force:

a.      the employer and employee stop paying contributions, with the exception of contributions for financial restructuring measures

b.      the conversion rate valid at that time and the savings capital are frozen.

Restrictions	10 If purchases have been made, the resulting benefits may not be withdrawn as a lump sum in the following three years. If withdrawals were made for the purchase of owner-occupied residential property, voluntary purchases up to three years before retirement age may only be made once the prepayments have been repaid.

Tax deduction	[11] The insured person must themselves verify with the relevant authorities whether the voluntary purchase may be set off against tax.

Art. 4	Entry benefit

Entry benefit	[1] Termination benefits of previous employee benefits institutions, including funds from vested benefit accounts, vested benefit custody accounts or vested benefit policies, must be paid into the pension fund as lump-sum entry benefits. The entire amount is credited to the personal retirement savings assets as at the date of the transfer. The pension fund is entitled to request a confirmation by the insured person acknowledging the complete transfer of all termination benefits.

Art. 5	Savings capital and special savings account

Retirement savings assets	[1] Retirement savings capital, which is made up of the employee’s personal savings assets and the employer’s savings capital, is accrued for every insured person. It is created from the normal savings contributions, from interest, and from the termination benefits transferred from previous employee benefits relationships.

Special savings accounts	[2] The special savings accounts “Maximum purchase of benefits” “Purchase to compensate for the effects of early retirement” and “Purchase of OASI bridging pension” are created by individual special savings deposits and interest.

Retirement capital	[3] The retirement capital correspond to the savings capital available and the savings capital accrued in the special savings account “Maximum purchase of benefits” upon reaching the age of retirement.

Rate of interest	[4] The rate of interest earned on the savings capital and the special savings accounts for the business year just ended is determined annually by the pension fund committee based on the financial situation.

Art. 6	Retirement benefits

Normal retirement age	[1] Normal retirement age is reached on the first of the month following completion of the 65th year of age for men and the 64th year of age for women.

Pension plan valid as of 1 January 2012	4

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Entitlement to retirement benefits	[2] Upon reaching the normal retirement age, the insured person is entitled to a life-long retirement pension.

Amount of retirement pension	[3] The amount of the annual retirement pension is calculated based on the existing retirement savings assets plus the savings capital in the special savings account “Purchase of maximum benefits”, by means of conversion with the corresponding conversion rate.

Conversion rates	[4] The conversion rates are currently determined as follows (interim values are interpolated on a straight-line basis):

conversion rate in %
Age	Men	Women
65	6.40	6.58
64	6.22	6.40
63	6.04	6.22
62	5.86	6.04
61	5.70	5.86
60	5.54	5.70
59	5.38	5.54
58	5.26	5.38

The conversion rates can be adjusted annually to the changed situation as per 1 January each year. Therefore there is no entitlement to the retirement benefits quoted previously.

Entitlement to retired person’s children’s benefit	[5] Recipients of a retirement pension are entitled to retired person’s children’s benefit from the age of retirement for every child who would be entitled to orphan’s benefit in the event of their death.

Amount of the retired person’s children’s benefit	[6] The annual retired person’s children’s benefit corresponds to 20% of the current retirement pension for each entitled child.

Early retirement	[7] Early retirement is possible following completion of the 58th year of age. The amount of the annual retirement pension corresponds to the retirement savings assets at the time of early retirement, plus the savings capital in the special savings account “Purchase of maximum benefits” plus the savings capital in the special savings account “Purchase to compensate for the effects of early retirement”, converted using the appropriate conversion rate.

Capitalisation of the retirement pension	[8] The insured person may withdraw all or part of the retirement capital as cash instead of drawing a pension. Such a lump-sum withdrawal results in a corresponding reduction in retirement pension and the co-insured benefits. By withdrawing the retirement capital all the corresponding regulatory claims are compensated. The savings capital in the special savings accounts that is not required is also paid out. A corresponding written application for capitalisation (see Appendix 3) must be filed no later than six months before the normal age of retirement is reached or no later than six months before any early retirement.

Pension plan valid as of 1 January 2012	5

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Art. 7	Disability benefits

Entitlement to disability income	[1] Insured persons with a disability degree of at least 70% according to the DI are entitled to full disability income. If the disability degree is at least 60%, the insured person is entitled to a three-quarter pension, if it is at least 50%, a half pension, and if it is at least 40%, a quarter pension. If the degree of disability is less than 40%, no disability income can be claimed.

Waiting period	[2] Disability income starts once earning incapacity has lasted 24 months, and once all entitlement to any daily allowances has expired at the earliest.

Level of disability income	[3] Temporary disability income is based on the level of earning incapacity. In the event of full disability the annual disability income corresponds to 60% of the insured annual salary.

Entitlement to disabled person’s children’s benefit	[4] Recipients of disability income are entitled to disabled person’s children’s benefit for every child who would be entitled to orphan’s benefit in the event of their death, until they complete their 18th year of age, or 25th year of age if in education.

Amount of disabled person’s children’s benefit

[5] The annual disabled person’s children’s benefit corresponds to 7% of the insured annual salary for each entitled child.

In the case of partial disability, the amount of the disabled person’s children’s benefit is determined according to the level of earning incapacity.

Art. 8	Death benefits

Entitlement to spouse’s pension	[1] The spouse of a deceased insured person or recipient of benefits is entitled to a spouse’s pension.

Amount of spouse’s pension	2 In the event of the death of the insured person prior to retirement age, the annual spouse’s pension corresponds to 30% of the insured annual salary. In the event of the death of the insured person following retirement age, the annual spouse’s pension corresponds to 60% of the current retirement pension.

Single settlement	[3] The pension expires in the event of remarriage before completion of the 45th year of age for widows or widowers, and a single settlement amounting to three annual pensions becomes due.

Capitalisation of the spouse’s pension	[4] The spouse’s pension can also be withdrawn in capital form. The lump-sum settlement is determined in the General Framework Regulations.

Unmarried partner’s pension	[5] Within the provisions determined by the general framework regulations, the designated life partner of the insured person (same or opposite sex) is entitled to a survivor’s pension, corresponding in amount to the spouse’s pension, or to a single settlement, insofar as the statutory entitlement requirements have been fulfilled.

Pension for divorced spouses	[6] The divorced spouse is entitled to a spouse’s pension in the amount of the LOB widow’s/widower’s pension, if

a. they were granted a pension or lump-sum settlement for a life-long pension in the divorce decree and

b. the marriage lasted at least 10 years and

c. they are responsible for the support of one or more children or they have completed their 45th year of age.

Pension plan valid as of 1 January 2012	6

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Entitlement to orphan’s benefit	[7] The children of a deceased insured person or recipient of benefits are entitled to orphan’s benefits until completion of their 18th and/or 25th (if still in education) year of age.

Amount of orphan’s benefit	[8] The annual orphan’s benefit for each entitled child corresponds to 7% of the insured annual salary or 20% of the current retirement pension, which is doubled for full-orphans.

Entitlement to lump-sum death benefit

9 If an insured person dies before receiving a retirement pension, an entitlement to a lump-sum death benefit is created. Survivors are entitled in the following order, independent of inheritance law:

a.      the spouse; in the absence of whom

b.      the children and/or foster and step-children of the deceased person who are entitled to orphan’s benefit; in the absence of whom

c.      natural persons, who were supported to a major degree by the insured person at the time of their death, or the person with whom the insured deceased person had been living in a permanent marriage-like relationship during the last five years, or who is responsible for the support of one or more joint children; in the absence of whom

d.      the children, insofar as they are not included under b.; in the absence of whom

e.      the parents and brothers and sisters; in the absence of whom

f.       other remaining legal heirs.

Amount of lump-sum death benefit

[10] The lump-sum death benefit corresponds to the savings capital available at the time of death for groups a. to e., and for group f it corresponds to the personal retirement savings assets, but at least half of the savings capital. The lump-sum death benefit is reduced by the cash value of all pensions and settlements that are created by the death.

The savings capital in the special savings accounts “Bonus payments”, “Purchase of maximum benefits”, “Purchase to compensate for the effects of early retirement” and “Purchase of OASI bridging pension” are paid out to all the groups of persons as additional lump-sum death benefit.

Additional lump-sum death benefit	11 In the case of insured persons entitled to spouse’s or unmarried partner’s pension, the additional lump-sum death capital corresponds to 100% of the annual salary. It is paid in full with the spouse’s or unmarried partner’s pension. Paragraph 9 above applies mutatis mutandis to the entitlement.

Declaration	[12] The insured person may specify in a written declaration for the attention of the pension fund committee (see Appendix 4), which persons within an entitled group are to be given priority, and what portions of the lump-sum death benefit they are entitled to.

Art. 9	Coordination of benefits

Reductions in benefits

[1] The benefits according to this pension plan are reduced, insofar as they exceed, together with other eligible income, 90% of the last annual salary before the insured event occurred.

The benefits under these Regulations are paid independent of the benefits under the Federal Law on Accident Insurance (UVG) or the Federal Law on Military Insurance (MVG).

Pension plan valid as of 1 January 2012	7

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Art. 10	Withdrawal benefit

Withdrawal benefit	[1] The withdrawal benefit corresponds to the retirement savings assets available at the date of departure, plus the savings capital from the special savings accounts. The minimum benefits in accordance with the LOB and Art. 17 FLV are observed.

Art. 11	Early withdrawal or pledging to finance owner-occupied residential property

Early withdrawal or pledging	[1] The insured person may withdraw or pledge an amount equal to their termination benefit, up until their 50th year of age. If the insured person has exceeded the age of 50, they may claim, at most, the amount they were entitled to at the age of 50, or half of their termination benefits at the time the funds are withdrawn.

Consequences	2 An early withdrawal or sale or other disposition of pledge shall result in a reduction of the special retirement savings assets and/or the retirement savings assets and, possibly, also in a reduction of the risk benefits. At the insured person’s request the administrative office arranges additional insurance to cover any resulting benefit gaps.

Voluntary repayment	3 Up to three years before retirement age, an active insured person may repay the withdrawn amount in full or in part (minimum amount CHF 20,000).

Art. 12	Divorce

Divorce	1 If, in the event of divorce and pursuant to a court decision, part of an insured person’s termination benefits is transferred to the employee benefits institution of the divorced spouse, the retirement savings assets and the special retirement savings assets are reduced accordingly.

Re-purchase	[2] The obliged spouse may re-purchase the benefits within the scope of the termination benefits transferred.

Art. 13	Information

Information	[1] The GEMINI Sammelstiftung informs its insured persons annually of their entitlements to benefits and the balance of their savings capital within the parameters of the legal requirements.

Art. 14	Entry into force, approval

Entry into force	[1] This pension plan entered into force on 1 January 2012 and replaces all previous provisions. Legally binding for beneficiaries is the German pension plan only.

Approval	[2] The pension fund committee has taken note of the General Framework Regulations and has checked the current pension plan and has approved both documents.

Zurich, 20th February 2012	GEMINI Sammelstiftung
zur Förderung der Personalvorsorge

The Foundation Board

Pension plan valid as of 1 January 2012	8

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Appendix 1	Purchase of additional insurance benefits

The maximum possible purchase corresponds to the amount (in percentage of annual insured salary) in accordance with the following table, less the retirement savings assets available, the savings capital in the special savings account “Purchase of maximum benefits”, funds from vested benefit accounts and/or custody accounts or vested benefit policies as well as any early withdrawals, or surplus pension funds from Pillar 3a.

Age at purchase	Maximum possible retirement savings capital in % of the insured annual salary		Age at purchase
	Men and woman	Men and woman

26	13	364	46
27	26	390	47
28	39	417	48
29	53	444	49
30	66	472	50
31	80	499	51
32	94	527	52
33	108	555	53
34	122	584	54
35	136	612	55
36	155	646	56
37	175	680	57
38	194	715	58
39	214	750	59
40	234	785	60
41	255	821	61
42	275	857	62
43	296	893	63
44	317	930	64
45	338	967	65

Interim values are interpolated on a straigt-line basis

Model example
- Age (man)		52 years
- Insured annual salary	CHF	40’000
- Balance of retirement savings capital	CHF	110’000
- Maximum amount (527%*40000)	CHF	210’800
- Possible purchase (210800-110000)	CHF	100’800

The insured person is responsible for clarifying whether the purchases may be offset against tax with the relevant tax authority.

Pension plan valid as of 1 January 2012	Appendix

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Appendix 2	Purchase to compensate for the effects of early retirement

The maximum possible purchase in the special savings account “Purchase to compensate for the effects of early retirement” according to the retirement age selected, corresponds to the amount (in % of the annual insured salary) in accordance with the table, but at most the remaining purchase potential, less the remaining retirement savings assets following “Purchase of maximum benefits” and the retirement savings assets already accrued in the special savings account.

Age at purchase		Maximum possible savings capital in special savings account in % of annual insured salary
Men	women	Men and women
normal retirement age		Early retirement age

65	64	64	63	62	61	60	59	58

26	25	1%	3%	4%	6%	8%	10%	12%
27	26	3%	6%	9%	12%	16%	20%	24%
28	27	4%	9%	14%	19%	24%	30%	36%
29	28	6%	12%	18%	25%	32%	41%	48%
30	29	7%	15%	23%	31%	41%	51%	61%
31	30	8%	18%	28%	38%	49%	61%	73%
32	31	10%	21%	32%	45%	58%	72%	86%
33	32	11%	24%	37%	51%	66%	83%	99%
34	33	13%	27%	42%	58%	75%	93%	112%
35	34	14%	30%	47%	65%	84%	104%	125%
36	35	16%	33%	52%	71%	92%	115%	138%
37	36	17%	36%	57%	78%	101%	127%	151%
38	37	19%	40%	62%	85%	110%	138%	164%
39	38	21%	43%	67%	92%	119%	149%	178%
40	39	22%	46%	72%	99%	129%	160%	192%
41	40	24%	49%	77%	106%	138%	172%	205%
42	41	25%	53%	83%	114%	147%	184%	219%
43	42	27%	56%	88%	121%	157%	195%	233%
44	43	29%	60%	93%	128%	166%	207%	248%
45	44	30%	63%	99%	136%	176%	219%	262%
46	45	32%	67%	104%	143%	185%	231%	276%
47	46	34%	70%	110%	151%	195%	244%	291%
48	47	35%	74%	115%	158%	205%	256%	306%
49	48	37%	77%	121%	166%	215%	269%	321%
50	49	39%	81%	127%	174%	225%	281%	336%
51	50	41%	85%	132%	182%	235%	294%	351%
52	51	42%	88%	138%	190%	246%	307%	366%
53	52	44%	92%	144%	198%	256%	320%	382%
54	53	46%	96%	150%	206%	267%	333%	397%
55	54	48%	100%	156%	214%	277%	346%	413%
56	55	50%	103%	162%	222%	288%	359%	429%
57	56	51%	107%	168%	231%	299%	373%	445%
58	57	53%	111%	174%	239%	310%	386%	461%
59	58	55%	115%	180%	247%	321%	400%
60	59	57%	119%	186%	256%	332%
61	60	59%	123%	193%	265%
62	61	61%	127%	199%
63	62	63%	131%
64	63	65%

Example: purchase serves as a buy-back of reductions in pension benefit

Man, 52 years, insured annual salary			CHF	40’000
Required early retirement: 3 years before normal retirement
Table value for 52:				138%
Complete buy-back of reduction in benefits:	138	% x 40’000	CHF	55’200

The insured person is responsible for clarifying whether the purchases may be offset against tax with the relevant tax authority.

Pension plan valid as of 1 January 2012	Appendix

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Appendix 3	Application for capitalisation of the retirement pension

GEMINI Sammelstiftung
c/o Avadis Vorsorge AG
Josefstrasse 53
8005 Zürich

APPLICATION for capitalisation of retirement pension

Pursuant to the valid pension plan an application for a partial or a full capitalisation of the retirement pension must be filed no later than six months before entitlement to a pension.

I would like to make use of this possibility and apply to withdraw     % of my retirement savings assets in the form of capital.

I am aware that all claims against the pension fund are compensated for the part of the retirement pension that I withdraw in the form of capital.

My personal details are:

Name:	OASI no.:

First name:	Place / date:

Signature of applicant:

Signature of spouse / registered partner*:
(with notarial authentication or other evidence)

*	If the insured person is married or in a registered partnership, the application is valid only with the written consent of the spouse / registered partner. The consent has to be in one of the following ways:

•	The signature is notarially certified or certified by the Inhabitant Control Office

•

Personally signed by the spouse or the registered partner in the presence of the employer’s Human Resource Manager (an official, personally signed identification with a picture has to be brought along)

The employer or the notary confirms that they have proved the spouse’s / registered partner’s signature:

Place / date:

Stamp / signature:

Pension plan valid as of 1 January 2012	Appendix

GEMINI Sammelstiftung	Supplementary Insurance Plan of Novelis

Appendix 4	Declaration regarding distribution of lump-sum death benefits

The undersigned person requires that the lump-sum death benefit due at their death before retirement age be paid to the entitled dependents according to the following regulation:

Order of precedence	Entitled persons	Ratio * (in % / in CHF)

a. Spouse; in the absence of whom

b. Children with entitlement to orphan’s benefit; in the absence of whom

c. significantly supported persons or person in life partnership for at least 5 years, or persons, responsible for the support of joint children; in the absence of whom

d. further children; in the absence of whom

e. the parents and brothers and sisters; in the absence of whom

f. other legal heirs

*	We recommend stating the ratios to which the individual persons are entitled in % of the total capital to be paid by the pension fund. Persons in group b only can be entitled in the absence of persons in group a, persons in group c only in the absence of persons in group b etc.

The insured person acknowledges the fact that this declaration has no legal validity if it contradicts the legal or tax provisions.

Name, first name of the insured person:

Place / date and signature

The administrative office of the GEMINI Sammelstiftung took note of this declaration.

Place / date:

On behalf of the administrative office:

Pension plan valid as of 1 January 2012	Appendix